EXHIBIT 8.1

                                                              September 21, 1998



Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, California  92037

Ladies and Gentlemen:

       With reference to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Agouron Pharmaceuticals, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of two new classes of common stock of the Company which will be designated Agouron Pharmaceuticals Common Stock, ("Agouron Pharmaceuticals Stock"), and Agouron Oncology Division Common Stock ("Oncology Division Stock"), to be issued in connection with the reclassification and conversion of the shares of the existing common stock of the Company into Agouron Pharmaceuticals Stock and Oncology Division Stock (the "Reclassification"), we hereby confirm that the statements set forth under the captions "Summary of Certain Material Federal Income Tax Considerations" and "Proposal 2 -- The Divisional Stock Proposal -- Certain Material Federal Income Tax Considerations," in the Registration Statement, insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein, are accurate in all material respects.

       Except as set forth above, we express no opinion to any party as to any consequences of the Reclassification or any transactions related thereto. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, excluding the Registration Statement.

       We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.

                                              Very truly yours,


                                              /s/  Pillsbury Madison & Sutro LLP